Exhibit 99.1

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS	WILLIAM J. OWEN
FOR IMMEDIATE RELEASE	Senior Vice President,
Investor Relations
818-676-3936

ZENITH FILES 4.0% INCREASE IN ITS CALIFORNIA WORKERS’ COMPENSATION
RATES EFFECTIVE JANUARY 1, 2009

WOODLAND HILLS, CALIFORNIA, November 25, 2008  . .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .  ..  .  .

Zenith National Insurance Corp. (NYSE:ZNT) reported that its wholly owned subsidiary, Zenith Insurance Company, has filed today with the California Department of Insurance its workers’ compensation rates for use in California on or after January 1, 2009.  The new rates represent an average increase of 4.0% when compared to rates in effect since January 1, 2008.  Rates charged to employers are also affected by changes in experience modification factors and net credits and debits applied to individual accounts.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items.  Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to the following: (1) impact of the current unprecedented volatility in the financial markets, including the duration of the crisis and the effectiveness of governmental solutions; (2) weakening economy, including impact on our customers’ businesses; (3) competition; (4) payroll levels of our customers; (5) adverse state and federal legislation and regulation; (6) changes in interest rates causing fluctuations of investment income and fair values of investments; (7) changes in the frequency and severity of claims and catastrophes; (8) adequacy of loss reserves; (9) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (10) losses associated with any terrorist attacks that impact our workers’ compensation business in excess of our reinsurance protection; (11) losses caused by nuclear, biological, chemical or radiological events whether or not there is any applicable reinsurance protection; and (12) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.